EXHIBIT 10.13

LICENSE AGREEMENT

by and between

EAGLEPICHER TECHNOLOGIES, LLC

and

MOBILE ENERGY PRODUCTS, INC.

Dated as of October 1, 2003

LICENSE AGREEMENT

          This License Agreement (the “Agreement”) is made and entered into this 1st day of October, 2003 (the “Effective Date”) by and between EaglePicher Technologies, LLC (“Licensor”), a Delaware limited liability company having its principal place of business at C & Porter Streets, Joplin, MO. 64803 and Mobile Energy Products, Inc., a Delaware corporation having a place of business at 30 Shelter Rock Road, Danbury, CT 06810 (“Licensee”).

          WHEREAS, Licensor and Licensee entered into a certain Asset Purchase Agreement (the “APA”) dated as of the date hereof (all defined terms set forth in the APA shall have the same meaning when used in this Agreement unless otherwise expressly defined) pursuant to which Licensee acquired from Licensor ownership of the Assets, but not the Excluded Assets;

          WHEREAS, Licensee desires to obtain a non-exclusive right to use and, subject to the terms and conditions of this Agreement, Licensor is willing to grant to Licensee a non-exclusive right to use certain Excluded Assets;

          NOW, THEREFORE, in consideration of the premises, the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed as follows:

1.        Certain Definitions.   When used in this Agreement, the following capitalized terms shall have the following corresponding meanings:

                (a)      "Proprietary Information" shall mean any non-public information of whatever nature preserved in a fixed form, including without limitation information in documentary, machine-readable, visual, audio or other form, owned by or licensed to the Disclosing Party (as defined in Section 5 below) and provided to the Receiving Party (as defined in Section 5 below) pursuant to this Agreement.

                (b)      "Improvements" means any enhancements or other improvements of whatever nature to the Technologies that are (i) conceived, reduced to practice, authored or otherwise created or developed at anytime on or after the Effective Date but prior to the tenth anniversary of the Closing Date, and (ii) owned by or licensed to Licensor.

                (c)      "Licensed Rights" means all patent, trade secret, know-how, copyright, and other intellectual and industrial property rights of whatever nature that are owned by or licensed to Licensor and which cover, describe, or are embodied by the Technologies, the Licensor's Proprietary Information or any Products.

                (d)      "NMH Products" means Licensee's nickel-metal hydride products that constitute NP Products.

                (e)      "Nickel Plaque Technology" means (i) those aspects of a process, employed at the Colorado Springs Facility on or before the Effective Date, useful in connection with, among other things, the manufacture of nickel cadmium and nickel hydrogen cells and batteries, but only to the extent the same are not in the public domain and are either licensed or proprietary to the Licensor, and (ii) any Improvements to the foregoing.

                (f)      "NP Products" means any products the design, development or manufacture of which utilize the Nickel Plaque Technologies.

                (g)      "Products" means the NP Products and the VNC/SNC Products.

                (h)      "Selling Price" shall mean the actual amount paid to Licensee or any Affiliate in consideration of the purchase of any Products, less (i) taxes, duties, fees and other imposts payable to or withheld by any government or other taxing authority in connection with the relevant transaction, (ii) discounts, rebates and other pricing concessions made by Licensee or its Affiliates in connection with the relevant transaction, (iii) commissions payable to third party brokers and others in connection with the relevant transactions, and (iv) transportation, shipping, and insurance charges incurred in connection with fulfillment of the relevant transaction.

                (i)      "Technologies" means the Nickel Plaque Technology and the Vented Nickel-Cadmium and Sealed Nickel-Cadmium Battery Technologies.

                (j)      "Vented Nickel-Cadmium and Sealed Nickel-Cadmium Battery Technologies" means (i) those aspects of a nickel cadmium manufacturing process, employed at the Colorado Springs Facility, that are not in the public domain and are either licensed or proprietary to the Licensor, and (ii) any Improvements to the foregoing.

                (k)      "VNC/SNC Products" means any products the design, development or manufacture of which utilize the Vented Nickel-Cadmium and/or Sealed Nickel-Cadmium Battery Technology.

2.        License and Limitations.

          2.1      License.   (a)   Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, a non-exclusive, world-wide license (the “License”) for Licensee to use the Technologies and exercise the Licensed Rights in order to make, have made at the Colorado Springs Facility, use, offer for sale, sell and otherwise transfer or dispose of Products. Except as expressly set forth in Section 3.1 below, the rights granted hereunder shall be fully-paid and royalty-free. In the event that Licensee intends to have Products made by a third party, Licensee shall give Licensor prior notice of such intention and shall furnish Licensor with the name of such third party, which third party shall not be, in the good faith determination of Licensee, a competitor of Licensor. In addition, Licensee shall afford Licensor a reasonable opportunity to provide, and shall in good faith, consider Licensor’s objections and reservations regarding Licensee’s use of such third party.

                (b)      Subject to the disclosure limitations expressly set forth in Section 5.1 below, the License shall include within its scope the right to use, copy, display and disclose Proprietary Information and any works of authorship that are not confidential but that are (i) owned by or licensed to the Licensor, and (ii) describe, elucidate or are otherwise useful in connection with the Technologies.

                (c)      Promptly after the Closing Date, Licensor shall deliver to Licensee, at the Colorado Springs Facility, copies of all Licensor's Proprietary Information that describes, elucidates or is otherwise useful in connection with the Technologies, and any other works of authorship that are (i) owned by or licensed to the Licensor, and (ii) describe, elucidate or are otherwise useful in connection with the Technologies.

                (d)      Licensor shall, at all times during the term of this Agreement, promptly notify Licensee of Improvements as they arise and shall make available to Licensee personnel having responsibility for, and familiarity with, the development and use of such Improvements for purposes of conferring with Licensee and advising and assisting Licensee in incorporating such Improvements into Licensee's operations at the Colorado Springs Facility or such other location at which Licensee may from time to time utilize the Technologies.

                (e)      Licensor shall, for a period of six (6) months after the Closing Date, make available to Licensee personnel having experience with and expertise in the use of the Technologies for purposes of conferring with Licensee and advising and assisting Licensee, on a limited basis, in operating the Colorado Springs Facility and otherwise utilizing the Technologies. Such advice and assistance will not exceed 10 hours per month unless otherwise agreed by Licensor and will ordinarily be provided via telephone, e-mail or other means of remote communication reasonably acceptable to each party at each party's sole cost and expense.

                (f)      Licensee may, at its sole discretion, authorize any of its Affiliates to (i) exercise any of its rights under this Agreement, or (ii) perform any of its covenants, duties or obligations under this Agreement.

           2.2      Limitations.   The License shall be subject to the following limitations:

                (a)      Licensee shall use the Nickel Plaque Technology and exercise the Licensed Rights describing, covering or embodied by the Nickel Plaque Technology solely for purposes of (i) making, offering for sale, selling and otherwise transferring Nickel Plaque to Licensor royalty-free, (ii) making, having made at the Colorado Springs Facility, using, offering for sale, selling and otherwise transferring or disposing of VNC/SNC Products, as authorized hereunder, royalty-free, (iii) subject to payment of royalties in accordance with Section 3.1 below, making, having made at the Colorado Springs Facility, using, offering for sale, selling and otherwise transferring or disposing of NMH Products to third parties, and (iv) making, using, offering for sale to third parties, selling to third parties and otherwise transferring or disposing of NP Products that do not constitute NMH Products to third parties on such terms and conditions as Licensor and Licensee may from time to time agree in accordance with Section 2.4 below. Licensee shall not sell or otherwise transfer Nickel Plaque to any third party except to the extent it is incorporated in any Product.

                (b)      Licensee shall use the Vented Nickel-Cadmium and Sealed Nickel-Cadmium Battery Technologies and exercise the Licensed Rights describing, covering or embodied by the Vented Nickel-Cadmium and Sealed Nickel-Cadmium Battery Technologies solely for purposes of (i) making, having made at the Colorado Springs Facility, using, offering for sale, selling and otherwise transferring or disposing of VNC/SNC Products intended for use in aircraft, aerospace or government (except as provided in Section 3.1(c) below) applications royalty-free, and (ii) subject to payment of royalties in accordance with Section 3.1 below, making, having made at the Colorado Springs Facility, using, offering for sale, selling and otherwise transferring or disposing of VNC/SNC Products intended for use in applications other than aircraft, aerospace or government (except as provided in Section 3.1(c) below) applications.

                (c)      Licensor's Non-Compete. (i) As additional consideration for Licensee's agreement to purchase the Acquired Assets and pay the Purchase Price, Licensor has agreed to the noncompetition provision set forth in subparagraph (ii) below (the "Licensor Restrictive Covenant"). Licensor represents and admits that the Licensor Restrictive Covenant is being entered into in connection with Licensor's sale of the Acquired Assets and in the absence of these covenants Licensor understands that the sale would not be consummated by Licensee.

                          (ii)      Except for the Licensor Permitted Activities (defined below), following the Closing Date, Licensor will not, directly or indirectly, assist in, engage in, have any financial interest in, or participate in any way in, as an owner, partner, employee, agent, officer, board member, consultant, independent contractor, shareholder or otherwise, in any business that manufactures or sells prismatic nickel-cadmium batteries or cells for aircraft, space or government applications, bi-polar or prismatic nickel-metal hydride cells or batteries. Nothing herein shall prohibit Licensor from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a corporation or other entity engaged in such business, which is publicly traded, so long as Licensor has no active participation in the business of such corporation or other entity. "Licensor Permitted Activities" means the manufacture or sale of cylindrical nickel-metal hydride or nickel cadmium cells or such cylindrical cells packaged for prismatic applications. For a period of one year from the date hereof, Licensor will not knowingly solicit for employment any employee of Licensee if such Person is then or was at any time since immediately prior to the Closing Date an employee of Licensee, its subsidiaries or its Affiliates, including any Transferred Employee.

                (d)      Licensee's Non-Compete. (i) As additional consideration for Licensor's agreement to sell the Acquired Assets, Licensee has agreed to the noncompetition provision set forth in subparagraph (ii) below (the "Licensee Restrictive Covenant"). Licensee represents and admits that the Licensee Restrictive Covenant is being entered into in connection with Licensee's purchase of the Acquired Assets and in the absence of these covenants Licensee understands that the sale would not be consummated by Licensor.

                          (ii)      Except for the Licensee Permitted Activities (defined below), Licensee will not (x) directly or indirectly, assist in, engage in, have any financial interest in, or participate in any way in, as an owner, partner, employee, agent, officer, board member, consultant, independent contractor, shareholder or otherwise, in any business that manufactures or sells nickel-hydrogen products or (y) sell nickel plaque, nickel plaque technology or striker assemblies to third parties. Nothing herein shall prohibit Licensee from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a corporation or other entity engaged in such business, which is publicly traded, so long as Licensee has no active participation in the business of such corporation or other entity. "Licensee Permitted Activities" means Licensee's ownership of the Acquired Assets and operation of the Business and the performance of all acts necessary and incidental thereto, including without limitation, research, development and/or testing of nickel hydrogen and nickel plaque products (whether by Licensee or a governmental agency), Licensee's receipt of funding or other monies from a governmental agency in connection with such research, development and/or testing by any such agency, and, after compliance with the provisions of Section 5.8(e) of the APA, commercial exploitation of processes not covered by the License and used or intended to be used in the Business and the use of such processes not covered by the License to manufacture and sell products (including nickel hydrogen and nickel plaque products).

           2.3      License Term. The License shall commence and be effective as of the Closing Date and, subject to the surviving rights expressly set forth in Section 8.4 below, shall expire on the earlier of (i) Licensee’s termination of this Agreement pursuant to Section 8.2 below or (ii) the tenth anniversary of the Closing Date.

           2.4      Sale of NP Products Other Than NMH, VNC/SNC Products. In the event that, at any time during the term of this Agreement, Licensee desires to offer for sale, sell to third parties and otherwise transfer or dispose of NP Products that do not constitute NMH Products or VNC/SNC Products, Licensee shall so notify Licensor in writing, whereupon Licensee and Licensor shall thereafter promptly and in good faith negotiate a royalty payable in connection with such sales; provided, however, that in no event shall Licensee be obligated to pay to Licensor a royalty greater than the royalty payable by any third parties to whom Licensor has granted a right to sell NP Products that do not constitute NMH Products or VNC/SNC Products.

           2.5      Licensee’s Intellectual Property. Nothing herein shall be construed to grant, transfer or convey to Licensor any rights whatsoever in any patent, copyright, trade secret or other intellectual or industrial property rights now or hereafter arising that are proprietary to Licensee, whether or not such rights relate to or are useful in connection with the Technologies.

3.        Consideration and Payments.

           3.1      Royalties.   (a)   In full and complete consideration of the License and all other things of value granted or provided to Licensee pursuant to this Agreement, Licensee shall, subject to Section 3.1 (b) below, pay to Licensor the following royalties:

                          (i)        no royalty shall be payable on Products sold by Licensee to Licensor;

                          (ii)       a royalty of one-half percent (0.5%) of the Selling Price shall be payable by Licensee to Licensor for all NMH Products sold by Licensee to third parties;

                          (iii)      no royalty shall be payable on VNC/SNC Products sold by Licensee to third parties for use in aircraft, aerospace or government (except as provided in Section 3.1(c) below) applications;

                          (iv)      a royalty of three percent (3%) of the Selling Price shall be payable by Licensee to Licensor for all VNC/SNC Products sold by Licensee to third parties for use in applications other than aircraft, aerospace or government (except as provided in Section 3.1(c) below) applications; and

                          (v)       such royalties, if any, as the parties may from time to time agree in accordance with Section 2.4.

                (b)      Notwithstanding the royalties set forth above, in the event Licensor authorizes any third party to sell or otherwise transfer or dispose of Products in consideration of a royalty or non-monetary compensation the fair-market-value of which is less than the royalties payable hereunder, Licensee's royalties payable hereunder shall be automatically, and without further act or deed of the parties, be adjusted downward to an amount equal to such royalty or, as the case may be, the fair-market-value of such non-monetary compensation.

                (c)      In the event Licensee is retained to manufacture and sell Products to the United States government or any subcontractor under a U.S. Government prime contract for applications other than aircraft or aerospace, Licensee shall, in good faith, endeavor to include in the price of such Products the cost of a royalty payable to Licensor if such Product were not excluded from royalty payment provisions of Section 3.1 (iii) or (iv) above. If such pricing is accepted by the United States government and is not thereafter reversed or revised by the United States government or a U.S. Government prime contractor as the result of the conduct of any audit of Licensee's government pricing, Licensee shall pay to Licensor a royalty thereon as if such Products were not excluded from the royalty provisions of Section 3.1 (iii) or (iv), as the case may be.

           3.2      Payment and Reporting.   (a)   All royalties owing to Licensor pursuant to this Agreement shall accrue on an annual basis as of the last day of each calendar year or, in the case of expiration of the License, on the date of such expiration, and shall be due and become payable to Licensor one hundred twenty (120) days thereafter. In order to account for and effectuate such payments, Licensee shall:

(i) keep true and detailed accounts and records of all monetary consideration received in connection with Licensee's sale of Products to third parties;

(ii) timely pay to Licensor all amounts due and payable hereunder.

                (b)      Upon termination or expiration of this Agreement in accordance with its terms Licensee shall have the right to sell all remaining Products held in Licensee's inventory, subject to payment to Licensor of a royalty thereon in accordance with Section 3.1 above.

           3.3      Currency. All payments to Licensor under this Agreement shall be made in United States dollars and shall be transmitted by wire transfer directly to the bank or place designated in writing by Licensor.

           3.4      Foreign Exchange. For the purpose of calculating the Selling Price on any Products and paying royalties hereunder, where the consideration paid in connection with such sales is in a currency other than U.S. dollars, conversion from such foreign currency to U.S. dollars shall be at the rate of exchange published in the New York edition of The Wall Street Journal (or, if The Wall Street Journal is not then published, such other financial periodical of general circulation in the United States as the parties may agree) on the last publication date immediately preceding the last day of the relevant reporting period as set forth above in paragraph 3.2.

           3.5      Auditing.   (a)   Licensee shall prepare, and retain for two (2) years following the payment of royalties hereunder, accurate and complete accounts and records of all amounts received in consideration of Licensee’s sale of Products to third parties.

                (b)      Accounts and records retained by Licensee pursuant to Section 3.5 (a) above shall, not more frequently than once per calendar year, be made available for inspection by an independent third-party auditor that is a certified public accountant appointed by Licensor and reasonably acceptable to Licensee. Such auditor's inspection shall take place during ordinary business hours upon a minimum of ten (10) days written notice from Licensor to Licensee. In the event that any such review reveals an underpayment, Licensee shall immediately remit payment to Licensor in the amount of such underpayment plus interest calculated at the rate of one percent (1%) per month calculated from the date such payment(s) was actually due until the date when such payment(s) is actually made. The cost of the auditor's inspection shall be for the account of Licensor; provided, however, that if any review establishes an underpayment in an amount greater than ten percent (10%), Licensee shall promptly reimburse to Licensor an amount equal to the auditor's reasonable fees. The individual or entity conducting any audits hereunder shall be bound by reasonable obligations of confidentiality in respect of any information disclosed in the course of such inspections.

4.           Prosecution, Maintenance, Enforcement and Defense.

           4.1      Prosecution, Maintenance, Enforcement and Defense. The parties shall each promptly notify the other of any alleged or actual infringement or misappropriation of the Licensed Rights by third-parties. Licensor shall be solely responsible for the prosecution, maintenance, enforcement and defense of the Licensed Rights and any applications for legal recognition therefor in such manner as Licensor, in its sole discretion, considers appropriate. Licensor covenants and agrees to use its best efforts to enforce and defend the Licensed Rights throughout the world and to at all times use counsel reasonably acceptable to Licensee in furtherance of such efforts, failing which Licensor shall sign all documents and do all things Licensee may reasonably require in order to authorize Licensee to enforce and defend the Licensed Rights in any jurisdiction. Each party shall, to the extent it is not itself responsible for enforcing or defending the Licensed Rights in a particular threatened or on-going proceeding, use its best efforts to cooperate with and assist the other in enforcing and defending the Licensed Rights. Licensor shall at all times keep Licensee timely and fully informed of, and in good faith confer with Licensee regarding the status of, any threatened or on-going proceedings that may adversely affect the validity or enforceability of the Licensed Rights and, to the extent responsibility for the conduct of any such proceedings is assumed by Licensee, Licensee shall keep Licensor so informed. Each party shall in good faith consider the other’s views and recommendations regarding any such threatened or on-going proceedings.

           4.2      Abandonment. If Licensor should desire to abandon any of the Licensed Rights, Licensor shall give Licensee prompt written notice of its intention and, upon the written request of Licensee within thirty (30) days after receipt of such notice, shall alternatively consent to termination of the License solely to the extent covering the relevant Licensed Rights and shall consent to the assignment of all of Licensor’s right, title and interest therein (including rights to assert claims for past infringement) to Licensee, whereupon Licensor shall in good faith promptly execute and deliver such documents as Licensee may reasonably require in order to effectuate and perfect such assignment. Thereafter Licensor shall, at Licensee’s sole cost and effect, sign such documents and do such things as Licensee may reasonably require in connection with the enforcement and defense of the Licensed Rights assigned to Licensee. For purposes hereof, Licensor’s failure to (i) initiate litigation or otherwise settle claims of which Licensor is aware that any third party is infringing any Licensed Rights within six month of becoming aware of such claim, and (ii) in the case of litigation asserting third party infringement of any Licensed Right, at all times diligently prosecute such claims, shall, for purposes of this section 4.2, constitute Licensor’s election to abandon the allegedly infringed Licensed Rights.

5.           Proprietary Information.

           5.1      Obligations. For the purposes of this Section 5, a party to whom Proprietary Information is disclosed shall be referred to as the Receiving Party, and the party that discloses Proprietary Information shall be referred to as the Disclosing Party. The parties hereby covenant and agree as follows in respect of Proprietary Information:

                (a)      The Receiving Party shall not publish or otherwise disclose to third-parties any Proprietary Information except as otherwise expressly provided for in this Agreement. The non-disclosure obligations set forth herein shall not apply to any Proprietary Information that a Receiving Party can demonstrate (i) was in the public domain prior to the date the Disclosing Party first disclosed it to the Receiving Party; (ii) becomes part of the public domain on or after the date the Disclosing Party first disclosed it to the Receiving Party through no fault of the Receiving Party or any officer, director, employee of the Receiving Party or any third-party to whom the Receiving Party has disclosed such Proprietary Information in accordance with this Agreement; (iii) except in respect of Proprietary Information subject to Section 5.3 below, was independently developed by the Receiving Party, whether before or after the date the Disclosing Party first disclosed it to the Receiving Party, without use of or reference to the Proprietary Information as disclosed hereunder; (iv) was also disclosed to the Receiving Party by a third-party without such third-party imposing upon the Receiving Party any obligation to keep the same confidential; or (v) subject to the limitations set forth in Section 5.1 (b) below, is required to be disclosed pursuant to any applicable law or regulation or the order of any court or tribunal of competent jurisdiction or the rules of any securities exchange or over-the-counter market on which the Receiving Party's securities are traded.

                (b)      In the event a Receiving Party is required to disclose any of the Proprietary Information pursuant to any applicable law or regulation or the order of any court or tribunal of competent jurisdiction or the requirements of any securities exchange or over-the-counter market on which the Receiving Party's securities are traded, the Receiving Party shall (i) give the Disclosing Party reasonable prior written notice of such compelled disclosure sufficiently in advance thereof so as to afford the Disclosing Party a timely opportunity to seek a protective order or such other protection as the Disclosing Party may be lawfully entitled to receive; (ii) fully cooperate with the Disclosing Party, at the Disclosing Party 's sole cost and expense, in supporting its application for a protective order or such other protection as it may lawfully request; and (iii) to the extent any compelled disclosure is upheld despite any efforts to prevent the same, make only the most limited disclosure necessary to comply with the requirements of such compelled disclosure.

                (c)      The Receiving Party's use of the Proprietary Information shall end no later than the date the License expires, whereupon the Receiving Party shall return or alternatively verifiably destroy, all copies of any Proprietary Information; provided, however, that each party may retain a copy of any Proprietary Information that it is required to return or destroy hereunder in its legal archives solely for purpose of enforcing the rights and complying with the obligations set forth in this Section 5.1.

                (d)      The Receiving Party shall only disclose Proprietary Information to those of its and its Affiliates' officers, directors, employees, consultants, prospective and actual customers who (i) have a need to know such Proprietary Information in furtherance of their job duties or (in the case of prospective and actual customers) their business interests, and (ii) are bound by written obligations to protect the Proprietary Information not less restrictive than those set forth in this Agreement.

                (e)      The Receiving Party shall use due care, but in no event less than a reasonable degree of care, to keep all Proprietary Information in a safe and secure place that is at least as safe and secure as the place where the Receiving Party keeps its own proprietary information which it considers valuable.

                (f)      The Receiving Party shall not export from the United States any copies of Proprietary Information except in compliance with applicable export laws and regulations of the United States.

                (g)      The obligations of the parties set forth in this Section 5 shall survive for a period of ten (10) years after the termination or expiration of this Agreement in accordance with its terms.

           5.2      Equitable Remedies. The Receiving Party acknowledges and agrees that unauthorized disclosure of Proprietary Information in violation of the terms of this Agreement shall cause the other party irreparable harm for which monetary damages alone shall not be adequate compensation, and that the other party shall be entitled to, and the Receiving Party shall not oppose the grant of, injunctive relief, and such other equitable remedies as a court of competent jurisdiction may order, in connection with a threatened or actual breach, by the Receiving Party or any third-party to whom the Receiving Party has disclosed such Proprietary Information, of the non-disclosure obligations set forth in this Agreement.

           5.3      Covenant of Confidentiality. Notwithstanding Licensor’s status as the Disclosing Party in respect of any Proprietary Information relating to the Technologies, Products or Licensed Rights, Licensor hereby covenants and agrees that (i) for so long as this Agreement is effective, Licensor shall not disclose such Proprietary Information and shall otherwise treat such Proprietary Information in the same manner as Licensor is obligated to treat Proprietary Information in respect of which Licensor is the Receiving Party, and (ii) Licensor shall use best efforts to at all times enforce the obligations of any third-parties to whom Licensor has disclosed any such Proprietary Information.

6.           Licensor's Representations and Warranties.

           6.1      Warranties. Licensor hereby warrants and represents to Licensee as follows:

                (a)      Licensor has full authority to enter into and perform all of its obligations under this Agreement, and the execution, delivery and performance of this Agreement does not violate any other agreement or understanding to which Licensor is a party or by which it may be bound;

                (b)      Licensor is not aware of any third party rights that would prevent Licensee fully exploiting the Licensed Rights and Technologies and otherwise exercising the rights granted herein in accordance with the terms hereof; and

                (c)      those officers, directors, employees, agents and representatives of Licensor participating in the development of any Improvements shall have executed written agreements assigning to Licensor all of such persons' or entities' right, title and interest in and to the Improvements and any patent, trade secret, copyright and other intellectual or industrial property rights covering or embodied by such Improvements.

                (d)      to Licensor's knowledge as of the Closing Date, the Technologies are not covered by any inventions that are claimed in an application for a patent, or a currently issued or granted patent that has not expired or been declared invalid or unenforceable, in any jurisdiction.

           6.2      Exclusion of Implied Warranties. OTHER THAN THOSE CONTAINED IN THIS AGREEMENT OR THE APA, LICENSOR AND LICENSEE MAKE NO WARRANTIES OR REPRESENTATION, EXPRESS OR IMPLIED. LICENSOR EXPRESSLY DISCLAIMS ANY IMPLIED REPRESENTATIONS OR WARRANTIES THAT THE LICENSED RIGHTS OR TECHNOLOGIES ARE MERCHANTABLE OR USEFUL FOR A PARTICULAR PURPOSE.

           6.3      Limitation of Liability. EXCEPT FOR (i) EITHER PARTY’S LIABILITY UNDER ARTICLE 5.1 ABOVE, (ii) THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES HEREUNDER OR (iii) BREACHES OF A PARTY’S OBLIGATIONS HEREUNDER RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THAT PARTY, IN NO EVENT SHALL EITHER PARTY’S LIABILITY TO THE OTHER FOR A BREACH OF THIS AGREEMENT EXCEED AN AMOUNT EQUAL TO THE TOTAL ROYALTIES PAID, DUE AND OWING UNDER THIS AGREEMENT. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY PUNITIVE, SPECIAL, CONSEQUENTIAL OR OTHER SPECULATIVE DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS OR LOST BUSINESS OPPORTUNITY, EVEN IF THE PARTY OTHERWISE LIABLE FOR SUCH DAMAGES WAS INFORMED OF THE POSSIBILITY OF SUCH DAMAGES.

7.           Indemnification.

                (a)      By Licensee. Except to the extent any such claim is one for which Licensor is obligated to indemnify Licensee as set forth in Section 7(b) below, Licensee hereby agrees to indemnify, defend and hold harmless Licensor and its Affiliates and their respective officers, directors, employees, successors and assigns from and against any and all losses, liabilities, damages, costs and expenses (including reasonable fees and expenses of counsel) (hereinafter individually a "Loss" and collectively, "Losses"), which arise out of or result from third party claims based on Licensee's manufacture, use, offer for sale, sale or other transfer or disposition of Products (including, without limitation, claims asserting infringement of third party rights).

                (b)      By Licensor. Licensor hereby agrees to indemnify, defend and hold harmless Licensee and its Affiliates and their respective officers, directors, employees, successors and assigns and agents from and against any and all Losses which arise out of or result from third party claims based on (i) any breach by Licensor of any representation, warranty or covenant contained in this Agreement, or (ii) any claim that the Technologies or Licensed Rights infringe the proprietary rights of any third party; provided, however, that the foregoing will not apply to the extent any infringement claim is based on an element of a Product or any modification to a Product that is developed by or on behalf of Licensee.

                (c)      Procedure. In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim which the indemnified party believes gives rise to the other party's duty to indemnify hereunder. The indemnified party may, at its own expense, assist in the defense of any such claim if it so chooses, provided that the indemnifying party shall control such defense and all negotiations relative to the settlement of any such claim and further provided that any settlement intended to bind the indemnified party may not be entered into without the indemnified party's prior written consent, which shall not be unreasonably withheld or delayed.

8.           Term and Termination.

           8.1      Term. Unless earlier terminated in accordance with Section 8.2 below, the term of this Agreement shall be from the Effective Date until the expiration of the License in accordance with Section 2.3 above.

           8.2      Early Termination. Licensee may terminate this Agreement at any time prior to the tenth anniversary of the Closing Date upon written notice to Licensor, whereupon the License shall expire.

           8.3      No Early Termination by Licensor. Licensor acknowledges and agrees that, except as expressly set forth in Section 9.3, Licensor shall not have any right to terminate this Agreement prior to the tenth anniversary of the Closing Date. In the event Licensee is in breach of any duty or obligations owed to Licensor hereunder, Licensor’s sole and exclusive remedy shall be monetary damages or, in the case of Licensee’s breach of Section 5, the equitable remedies contemplated in Section 5.2 above.

           8.4      Effect of Termination. Upon termination of this Agreement for any reason, the rights, duties and obligations of the parties set forth in the following Sections of this Agreement shall survive: Sections 2.2(c), 2.2(d), 3, 5, 6.2, 6.3, 7 and 9.

           8.5      Extension. In the event that, at any time after the ninth anniversary of the Closing Date but prior to expiration of the License, Licensee desires to extend the term of the License, Licensor shall in good faith negotiate the terms of an agreement extending the term of the License for such consideration as the parties may agree; provided, however, that in no event shall Licensee be obligated, during such extension of the License, to pay Licensor royalties at a rate higher than the royalty rates payable hereunder.

9.           Miscellaneous.

           9.1      Entire Agreement. This Agreement, together with the APA, sets forth the entire agreement and understanding between the parties and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof, and no party shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement and the APA or as may be on a date on or subsequent to the date hereof duly set forth in writing signed by each party which is to be bound thereby.

           9.2      Governing Law. This agreement and its validity, construction and performance shall be governed in all respects by the laws of New York without giving effect to principles of conflicts of law. Each party submits to the non-exclusive jurisdiction of any state or federal court in the State and County of New York in any Action arising out or relating to this Agreement or the transactions contemplated hereby.

           9.3      Benefit of Parties; Assignment and Change in Control. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Agreement may not be assigned by either party except with the prior written consent of the other party hereto, except that either party may assign this Agreement, without the non-assigning party’s prior consent, in connection with a sale of all or substantially all of the assigning party’s assets or a merger in which the assigning party is not the surviving entity, but in the case of any such assignment by Licensee, that assignment will require Licensor’s prior consent if made to a Competitor of Licensor (as that term is defined below). Nothing herein contained shall confer or is intended to confer on any third party or entity which is not a party to this Agreement any rights under this Agreement. Licensee shall give Licensor not less than thirty (30) days prior written notice of any Adverse Change in Control (as defined below), whereupon Licensor shall, at Licensor’s sole discretion, have the right to terminate this Agreement upon written notice to Licensee delivered to Licensee not later than ten (10) days after Licensor’s receipt of Licensee’s notice of the Adverse Change in Control. Unless otherwise agreed in writing by Licensor, such termination shall automatically be effective upon such Adverse Change in Control becoming effective, if at all. For purposes of this Section 9.3, (i) an Adverse Change in Control shall mean acquisition of 50% or more of the voting stock of Licensee by any person or entity that is a Competitor of Licensor or that controls or is controlled by a Competitor of Licensor, and (ii) a Competitor of Licensor shall mean any entity that (x) before any Adverse Change in Control or assignment by Licensee, controls not less than twenty (20%) of the world-wide market for Nickel Plaque, and (y) after any Adverse Change in Control or assignment by Licensee becomes effective, controls fifty percent or more of the world-wide market for Nickel Plaque. Licensee’s notices provided in accordance with this Section 9.3 shall, for purposes of Sections 5.1 and 5.2 above, constitute Proprietary Information disclosed to Licensor.

           9.4      Illegality. In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.

           9.5      Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in a writing signed by the parties. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to force strict compliance thereafter with every term or condition of this Agreement.

           9.6      Pronouns. Whenever the context requires, the use in this Agreement of a pronoun of any gender shall be deemed to refer also to any other gender, and the use of the singular shall be deemed to refer also to the plural.

           9.7      Headings. The headings in the Sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

           9.8      No Agency or Joint Venture. The parties agree and acknowledge that the relationship of the parties is that of independent contractors. This Agreement shall not be deemed to create a partnership or joint venture and neither party is the other’s agent, partner, employee, or representative.

           9.9      Force Majeure. Neither party shall be deemed in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach hereunder are delayed or prevented by reason of the act of any god, fire, natural disaster, act of government or act of the public enemy, provided that such party gives the other party written notice promptly upon discovery thereof and uses continuing commercially reasonable efforts to recommence performance of the affected obligations hereunder, or to provide alternative performance reasonably acceptable to the other party, for so long as the cause of any such delay or prevention persists.

           9.10      Notice. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when hand delivered, when received if sent by telecopier or by same day or overnight recognized commercial courier service or three business days after being mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postpaid envelope, addressed to the address of the parties stated below or to such changed address as such party may have fixed by notice provided, that any notice of change of address shall be effective only upon receipt.:

To Licensor:

EaglePicher Technologies, LLC
C & Porter Streets
PO Box 47
Joplin, MO. 64801
Phone: (417) 623-8000
Telecopier: (417) 623-3818

Attention: David Heugh, Director, Supply Chain Management

with copies at the same address to:

Louis E. Lupo, Vice President and General Manager, and Lisa V. Gressel, Vice President, General Counsel & Secretary

To Licensee:

Mobile Energy Products, Inc.
c/o Electro Energy, Inc.
Attention: Michael Eskra
30 Shelter Rock Road
Danbury, Connecticut 06810
Telecopier: (203) 797-2697

with a copy to:

Pryor Cashman Sherman & Flynn
410 Park Avenue
New York, NY 10022
Attention: Selig Sacks, Esq.
Telecopier: (212) 326-0806

           9.11      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MOBILE ENERGY PRODUCTS, INC.

By: /s/ Michael Eskra
Name: Michael Eskra
Title: President

EAGLEPICHER TECHNOLOGIES, LLC

By: /s/ Louis E. Lupo
Name: Louis E. Lupo
Title: Vice President and General Manager